Exhibit 99.2

NEWS RELEASE

Cobalt International Energy, Inc. Commences Chapter 11 Cases to Facilitate Restructuring

HOUSTON, TX — December 14, 2017 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced that it and certain of its U.S. affiliates filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”). Cobalt expects to conduct business in the ordinary course, and its cash on hand is expected to provide Cobalt with adequate liquidity to fund its operations during the restructuring process. The Chapter 11 Cases are expected to facilitate the restructuring process and the proposed sale of Cobalt’s assets.

Cobalt has been engaged in constructive discussions with its first lien noteholders, second lien noteholders, unsecured noteholders and their respective advisors regarding the need for, sponsorship of, and terms of a restructuring and proposed sale of Cobalt’s assets. Cobalt plans to utilize the Chapter 11 Cases to continue and complete these discussions with key stakeholders and evaluate other value-maximizing opportunities to facilitate an expedited restructuring that will deliver maximum value to its stakeholders.

Cobalt has filed a variety of “first-day” motions with the court seeking, among other things, authority to use the cash collateral, maintain its existing cash management system and other customary relief. When granted, such motions will assure Cobalt’s ability to maintain business-as-usual operations throughout the restructuring process.

Additional information, including court filings, regarding Cobalt’s restructuring is available at www.kccllc.net/cobalt or by contacting Cobalt’s proposed notice and claims agent at 866-967-1782 (for toll-free domestic calls) and 310-751-2682 (for tolled international calls) or by email at cobaltinfo@kccllc.com.

Kirkland & Ellis LLP is serving as Cobalt’s legal advisor and Houlihan Lokey, Inc. is serving as Cobalt’s financial advisor.

About Cobalt

Cobalt International Energy, Inc. (NYSE:CIE) is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address

Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s Securities and Exchange Commission filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:

Aaron Skidmore

Director, Investor Relations

+1 (713) 457-4426

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